Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEGAWEST ENERGY MONTANA INC.

ARTICLE ONE

The name of this Corporation is Wrap Technologies, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is to be located at 160 Greentree Drive, Ste 101, Dover, DE 19904. The registered agent in charge thereof is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”.

The total number of shares this Corporation shall have authority to issue is 155,000,000. 150,000,000 shares shall be designated Common Stock and shall have a par value of $0.0001 per share. 5,000,000 shares shall be designated Preferred Stock and shall have a par value of $0.0001 per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof, of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The number of Directors which constitutes the whole Board of Directors of the Corporation and the manner of their election shall be designated in the Bylaws of the Corporation.

ARTICLE SEVEN

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation in accordance with the Bylaws. No Bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been amended, altered or repealed.

(c) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(d) Subject to the rights of any holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any action by written consent by such stockholders.

(e) Subject to the rights of holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

ARTICLE EIGHT

(a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this provision shall not eliminate or limit the liability of a Director: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve material misconduct or a knowing violation of law; (iii) under the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit

(b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or his testator or testate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation.

(c) Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE NINE

(a) Any director may be removed from the Board of Directors by the stockholders of the Corporation only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled solely by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Board of Directors and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) At each meeting of stockholders of the Corporation at which directors are to be elected, directors shall be elected by a plurality of the votes of the issued and outstanding shares of captital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Cummulative voting for the election of directors shall not be permitted.

ARTICLE TEN

Advance notice of new business and stockholder nominations for the election of Directors shall be given in the manner and to the extent provided in this Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on March 31, 2017

By: /s/ James A. Barnes Name: James A. Barnes Title: President & Chief Executive Officer